AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

TERAPHYSICS CORPORATION

The undersigned, Louis S. Fisi, hereby certifies that:

1.

He is the duly elected and acting Chairman of the Board of Teravac Corporation, a Delaware corporation.

2.

The Certificate of Incorporation of Teravac Corporation was originally filed with the Secretary of State of Delaware on November 16, 2004.

3.

The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

FIRST.

The name of the Corporation is “Teraphysics Corporation”.

SECOND.

The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended (the “Delaware General Corporation Law”).

FOURTH.

CAPITAL STOCK

A.

Total Number Of Shares.

(i)  The total number of shares of capital stock which the Corporation shall have authority to issue is 75,000,000, consisting of  70,000,000 shares of Common Stock, par value of $0.0001 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value of $0.0001 per share (the "Preferred Stock"). The Common Stock of the Corporation shall be all of one class. The Preferred Stock may be issued in one or more series having such designations as may be fixed by the Board of Directors.

(ii)  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Common Stock and the Preferred Stock, to determine the number of shares of each series and to fix for each series of Common Stock and for any series of Preferred Stock such voting powers, full or limited, or no voting powers, an such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of such series and as may be permitted by Delaware General Corporation Law.

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(iii)  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of Delaware General Corporation Law.

B.

Common Stock.

(i)  Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

(ii)  Dividends. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock, and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

(iii)  Powers, Preferences. The following is a statement of the powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Common Stock of the Corporation:

(a) The powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the shares of Common Stock shall be identical in all respects.

(b)  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended & Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (including the Common Stock of the Corporation) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore and shall share equally on a per share basis in all such dividends and other distributions.

(c)

(I)  At every meeting of the stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders.

(II) Every reference in this Amended & Restated Certificate of Incorporation to a majority or other proportion of shares of Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock are entitled.

(d) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or

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other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

C.

Preferred Stock.  Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors, and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article FOURTH applicable to all series of Preferred Stock), including, but not limited to, the following:

(i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(ii) the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

(iii) whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv) whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion privilege, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

(v) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

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(viii) any other relative rights, preferences and limitations of or otherwise relating to such series.

D.

No Preemptive Rights. Except as otherwise set forth above in this Article FOURTH, no holder of shares of this Corporation of any class shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

FIFTH.

The name and mailing address of the incorporator is as follows:

Louis S. Fisi

c/o Genvac Holdings, Ltd.

101 Alpha Park

Cleveland, OH  44143

SIXTH.

 BOARD OF DIRECTORS

A.

Classified Board. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be nine (9) or such other number as may be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office but in no event more than nine (9) or less than three (3). Nominations for directors shall be made in accordance with the Bylaws of the Corporation. The Board of Directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class A and if the fraction is two-thirds, one of the extra directors shall be a member of Class A and the other shall be a member of Class B. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class A shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 2006, the directors first elected to Class B shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 2007, and the directors first elected to Class C shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 2008. Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this Article SIXTH immediately prior to such change, the following rules shall govern:

(i) each director then serving as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his current term, death, resignation or removal;

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(ii) at each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

(iii) at each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directors of another class or classes in which the number or directors then serving is less than the number then allocated to such other class or classes under said formula;

(iv) in the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula;

(v) in the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this Article SIXTH, as it applies to the number of directors authorized immediately following  such increase; and

(vi) designation of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing items (iii), (iv) and (v) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula. Notwithstanding any of the foregoing provisions of this Article SIXTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal.

B.

Election By Holders Of Preferred Stock. During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional director(s) so provided for, pursuant to the provisions of such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions or elected to fill any

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vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

C.

Ballots. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall provide otherwise.

SEVENTH.

RELATED ENTITY AGREEMENTS.

A.

Validity of Agreements.  No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation and any Related Entity (as defined below) or between the Corporation and one or more of the directors, managers, officers or other persons of similar authority of the Corporation or any Related Entity shall be void or voidable solely for the reason that any Related Entity or any one or more of the directors, managers, officers or persons of similar authority of the Corporation or any Related Entity are parties thereto, or solely because such directors, managers, officers or other such persons are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, but any such contract, agreement, arrangement or transaction (or any amendment, modification of termination thereof) shall be governed by the provisions of this Amended & Restated Certificate of Incorporation, the Bylaws of the Corporation, Delaware General Corporation Law and other applicable law.  For purposes of this Article SEVENTH, (i) the term “Related Entity” means one or more directors of this Corporation, or one or more corporations, limited liability companies, partnerships, associations or other organizations in which one or more of its directors have a direct or indirect financial interest, and (ii) the term “Corporation” shall mean the Corporation and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

B.

Dual Directorships.  Directors of the Corporation who are also directors, managers or officers of any Related Entity, or hold any other similar position of authority with respect to any Related Entity, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).  Outstanding shares of Common Stock owned by any Related Entity may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification of termination thereof).

C.

Good Faith Activity.  No officer, manager or director or other person of similar authority of any Related Entity shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that an officer, manager, director or other person of similar authority of such Related Entity in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between any Related Entity and the Corporation.  No vote cast or

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other action taken by any person who is an officer, manager, director or other person of similar authority of such Related Entity, which vote is cast or action is taken by such person in his capacity as a director of the Corporation, shall constitute an action of or the exercise of a right by or a consent of such Related Entity for the purpose of any such agreement or contract.

D.

Notice and Waiver.  Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, to understand the ramifications of, to have consented to the provisions of, and, to the fullest extent permitted by Delaware General Corporation Law, to have waived his right to contest this Article SEVENTH.

E.

Alter Ego.  For purposes of this Article SEVENTH, any contract, agreement, arrangement or transaction with any corporation, limited liability company, partnership, joint venture, association or other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

F.

Effectiveness.  Neither the alteration, amendment, change or repeal of any provision of this Article SEVENTH nor the adoption of any provision inconsistent with any provision of this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

EIGHTH.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the filing of this Amended & Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

NINTH.

The Corporation shall not be governed by the provisions of Section 203 of the Delaware General Corporation Law, as said Section may be amended from time to time.

TENTH.

Meetings of stockholders may be held outside the State of Delaware unless the Bylaws of the Corporation shall provide otherwise.  The books of the Corporation may

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be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH.

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

TWELFTH.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, change, or rescind the Bylaws of the Corporation.

THIRTEENTH.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended & Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

* * * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Cleveland, Ohio, on December __, 2005.

By: ____________________

Name: Louis S. Fisi

Title: Chairman of the Board and

Chief Executive Officer

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